Exhibit 10.2

Amendment 2
to the Edwards Lifesciences Corporation
Severance Plan

Pursuant to Article VI of the Edwards Lifesciences Corporation Severance Plan, restated effective January 1, 2013 (the “Plan”), the Corporate Vice President of Human Resources hereby amends the Plan effective January 1, 2017 as follows:

1.	Article I, Subsection (h)(1), is amended to read as follows:

(h)
“Monthly Compensation shall mean the Eligible Employee’s monthly base salary as in effect on the date that the individual’s employment as an active employee ceases. For purposes of the preceding sentence, “monthly base compensation” shall mean:

(1)	in the case of a salaried Eligible Employee, such employee’s annual base salary divided by 12;”

2.	Article IV, Section 4.2(a) and (b, are amended to read as follows:

Section 4.2    Severance Pay for Eligible Employees.
(a)    Job Level SME3/M3 and Below. Severance Pay for a qualifying Eligible Employee whose job level is SME3/M3 or below, as of the date the Eligible Employee’s severance benefit is calculated shall be an amount equal to:
(1)    Monthly Compensation; plus
(2)    2% of his or her Monthly Compensation multiplied by;
(3)    the number of full Months of Service which such Eligible Employee has completed as of the date of Termination.
(b)    Job Level SME4/M4 and Above. Severance Pay for a qualifying Eligible Employee whose job level is SME4/M4 or above, as of the date the Eligible Employee’s severance benefit is calculated shall be an amount equal to:
(1)    Monthly Compensation multiplied by 1.5; plus
(2)    4% of his or her Monthly Compensation multiplied by the number of full Months of Service which such Eligible Employee has completed as of the date of Termination.
EDWARDS LIFESCIENCES CORPORATION

By:	/s/ Christine Z. McCauley
Name:	Christine Z. McCauley
Title:	Chairperson, Administrative and Investment Committee
Date:	April 26, 2017

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